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                                                            Exhibit 10(c)

                      DESCRIPTION OF MANAGEMENT INCENTIVE PLAN


     The purpose of the Company's Management Incentive Plan is to provide a direct financial incentive in the form of an annual cash bonus for achievement of Company, major business segment and individual goals. The Plan limits the total amount that can be paid in a given year to a predetermined percentage of operating income. At least 40% of an executive's annual bonus opportunity is based on actual versus targeted earnings per share of the Company. For those executives who work primarily in a particular operating segment, up to 60% of the executive's bonus may be based on the operating income of that business segment. Up to 20% of an executive's bonus may be based on quantitative criteria applicable to the executive's area of responsibility, such as revenues and expense control, which are set by the executive's supervisor, and up to 20% of the bonus may be based on an evaluation of whether personal goals applicable to the executive were attained. To the extent the financial and individual goals are met, an executive receives a cash bonus equivalent to a pre-determined percentage of base salary that is based on the executive's level of responsibility within the Company. The specific earnings per share goals for the Company and operating income goals for the major business segments are approved by the Compensation Committee of the Board of Directors at the beginning of each fiscal year based on financial plans for the year. The portion of bonuses paid based on earnings per share performance of the Company and operating income of the particular business units is not paid unless the Company's earnings per share exceed the goal set by the Compensation Committee. The portion of an executive's bonus that is based on individual accomplishment may be paid even if the corporate earnings per share target is not achieved.